EMPLOYMENT AGREEMENT

This Agreement, effective as of the 7th day of August 2003 (the “Effective Date”), executed on the dates written hereafter is made by and between

Chapeau, Inc., d/b/a BluePoint Energy, Inc.  (“Company”), whose business address is

9525 Windrose Lane, Granite Bay, CA 95746; and

RANSON ROSER (“Employee”), whose mailing address is 1759 Terrace Heights Lane, Reno, NV  89523;

both of which entities are referred to herein as the “Parties.”

RECITALS

A.

Company is in the business of developing, selling and servicing power generation and cogeneration units for the micro grid market.

B.

In the course of Company’s business certain confidential and proprietary information is developed which Company intends to treat as trade secrets.

C.

Company and its officers, and employees receive confidential and proprietary information from Company’s customers and other third parties for which Company has contractual obligations to maintain such information in confidence.

D.

It is anticipated that in the course of performing services for Company, Employee will develop inventions or work which may be protectable by patent, trademark or copyright laws which will belong solely to Company.

E.

It is desirable to specify how matters of confidentiality and assignment of rights will be handled and to enumerate Employee’s rights and obligations with respect to Company.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing Recitals and of the covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are now acknowledged, the undersigned parties, intending to be legally bound, hereby covenant and agree as follows:

1.

Definitions.

a.

Confidential Information shall mean any information, whether tangible or intangible, including scientific or technical information, design, product, processes, procedure, composition, pattern, devices, plans, formulae, improvements, business or financial information, data bases, or other information which gives the owner of the information a competitive advantage and which the owner has taken steps to protect from disclosure to persons other than those selected by the owner to receive such information. Confidential Information does not include information, which becomes publicly known through lawful means, or information that was rightly in Employee’s possession prior to the Effective Date.  Confidential Information includes that owned by Company or any of Company’s customers, which becomes known to Employee in the course of his employment hereunder.  Confidential Information also includes information obtained by Company from a third party under obligations to maintain its confidentiality.  Confidential Information includes, but is not limited to, “trade secrets,” but Confidential Information need not satisfy the legal definition or requirements of a “trade secret” to be protected under this Agreement.

b.

Intellectual Property shall mean work product, functional designs, technical designs, and software including programs, modules, code, algorithms, flowcharts, data diagrams, documentation and the like, tangible and intangible products, inventions, developments, manufacturing processes, copyrights, improvements, concepts and ideas, whether patentable or not.  Intellectual Property shall also mean all Intellectual Property which is related to, or is capable of use in any way in connection with Company’s business or its corporate affiliates and made, conceived, developed, or perfected by Employee, alone or with others, as a result of performance of his duties under this Agreement or two years after the termination of this Agreement, during any prior relationship with Company, from the use of any Company facilities, resources, or proprietary information,  and/or made, conceived, developed, perfected by Employee as a result of Employee’s association with Company.

c.

"Customer" and "Prospective Customer" Defined.  As used herein, the term "Customer" shall include any person or entity to whom services or products are sold by Company, and any person or entity with whom Company has established strategic marketing, services or other alliances. The term "Prospective Customer" shall include any person or entity toward whom Company has directed efforts to establish a customer relationship or strategic alliance and with whom Company has a reasonable expectation of establishing such a relationship or alliance.

1.

Employment.  Company hereby employs the Employee, and Employee hereby accepts employment with Company on the terms set out in this Agreement.

2.

Scope of Duties.  Employee is engaged generally to perform those duties described in Appendix A and those duties assigned by the Chief Executive Officer of Company from time to time and all related duties.  Employee agrees to devote his full business time and attention exclusively to the performance of these duties and further agrees to perform these duties faithfully, industriously, and to the best of his ability, experience, and talents, and to the reasonable satisfaction of Company.  Such duties shall be provided at such place(s) as the needs, business, or opportunities of Company may require.

3.

Supervisor.  Employee will be a member of the Company’s Executive Management Team reporting and responsible to the Chief Executive Officer of Company or such other authorized representative of Company as may be identified to Employee by the Chief Executive Officer or the Board of Directors of Company.

4.

Compensation and Benefits.  Company will pay the following compensation to Employee pursuant to this Agreement:

a.

Beginning on the Effective Date, Company will pay Employee salary at the rate of $115,000 (One Hundred Fifteen Thousand and 00/100 United States Dollars) per year, payable on Company’s normal payroll cycle, which salary shall be subject to required withholding and employment taxes levied by federal, state and local governments.  Such salary may be adjusted from time to time by mutual agreement of the parties.  Employee will have periodic performance reviews in accordance with Company’s policy manual at which time Employee’s compensation will be addressed.  Such reviews will be performed not less than annually with the initial such review to occur on or before the first year anniversary of the Effective date.  All other provisions of this Agreement will remain unchanged.

b.

Employee will be granted options to purchase 400,000 (Four Hundred Thousand) shares of the Company’s common stock:  (i) 200,000 of which options will have a per share exercise price of $0.25, 75,000 (Seventy Five Thousand) of which options will vest on the Effective Date and the remaining 125,000 (One Hundred Twenty Five Thousand) of which options will vest ratably over the succeeding 36 months from the Effective Date; and (ii) 200,000 of which options will have a per share exercise price of $0.75, which options will vest ratably over the succeeding 36 months from the Effective Date.  Other terms and conditions concerning the stock options will be further delineated to a stock option agreement to be drafted by the Company’s counsel, which stock option agreement will include a provision for accelerated vesting of all options in the event of sale, merger or change in control of the Company.

c.

Company may create and change from time to time employee handbooks and/or policy manuals and provide same to Employee. Such handbooks or policy manuals are intended to provide instruction and guidance to employees concerning operating procedures and current working policies of the Company but shall not be deemed to be and Employee understands that they are not a contract between the parties and are not part of this Agreement. The Company is free to follow or not follow procedures and policies set forth in the handbooks or policy manuals depending upon the business needs and conditions as solely determined by the Company. Employee may not rely upon anything contained in such handbooks or policy manuals as requiring any specific or general action of Company.

d.

The Company maintains various employee benefit plans including a medical plan.  The Company will permit Employee to become a participant in any medical, optical, dental and life insurance plan, pension plan, profit sharing plan, and/or performance award programs established by Company, provided Employee has become eligible to participate in such plan or program according to the terms and conditions of said plan or program.

e.

Employee shall be eligible for vacation, sick time, and holidays in accordance with the policies and practices of the Company. Vacation must be taken at a time convenient to Company and must be approved in advance by Company.  Employee will be eligible for 2 (two) weeks vacation during the first year of employment, which eligible vacation will accrue ratably during the year.  Employee’s eligible vacation for the second year of employment and beyond will be governed by a Company policy manual, to be not less than 3 (three) weeks.

f.

Company reserves the absolute right to make any changes in assignment, personnel, or employee benefits at any time; provided, however, that in the event that any such change is deemed to be contradictory to the terms of this Employment Agreement, then the terms of this Employment Agreement shall govern.

6.

Employment Term.  Employee’s employment shall continue for a period of three years (such three-year period is referred to herein as the “Full Employment Term” from the Effective Date of this Agreement, unless Employee’s employment is terminated prior to the expiration of the Full Employment Term, as provided in this Section 6 of the Agreement (such shorter period is referred to herein as the “Employment Term”).  Employee’s obligations as specified in Sections 7-14 below, shall survive any termination of this Agreement.

a.

Termination For Cause.  Company may terminate Employee’s employment for cause as defined in Section 6(a)(ii) below.

i.

If, prior to the expiration of the Full Employment Term, Company terminates Employee’s employment for cause, Employee shall be entitled to receive payment of that portion of Employee’s annual salary under Section 5(a) that Employee earned through and including the Termination Date at the rate of the annual salary in effect at that time, but shall be entitled to no other compensation under this Agreement.

ii.

Termination “for cause” shall mean termination by the Management Committee of Employee’s employment with Company because of (A) any intentional, wanton, or reckless act or omission that constitutes a material breach by Employee of his obligations under this Agreement, including, but not limited to, Employee’s breach of Sections 8-10 of this Agreement; (B) any willful failure by Employee to perform the duties or to serve Company in the capacities prescribed by the Board in accordance with Section 3, provided that with respect to the first occurrence only of any such willful failure, such willful failure remains uncured more than ten (10) business days after the date on which the Company first provides written notice of such first occurrence or willful failure to Employee; (C) a criminal conviction, guilty plea, or no contest plea of Employee for any felony, any drug related offense, or a crime involving an act of moral turpitude; or (D) Employee’s perpetration of an act of fraud or embezzlement against Company.

iii.

Company may terminate for cause Employee’s employment with Company by giving written notice to Employee at least twenty-four (24) hours prior to the Terminate Date.  “Termination Date” shall mean the actual date Employee terminates employment with Company as a result of action taken by the Company, and not as a result of Employee’s resignation from employment as provided in Section 6(c).

b.

Resignation.  Employee may resign his employment with Company at any time for any reason by providing written notice to the Chief Executive Officer of the resignation at least thirty (30) days, but not more than one hundred twenty (120) days, prior to the effective date the resignation (the “Resignation Notice”).  The effective date of Employee’s resignation shall be that date specified in the Resignation Notice, provided that such date shall not be less than thirty (30) days and not more than one hundred twenty (120) days after the date on which Employee provides the resignation notice to Company, or the actual date Employee terminates employment with Company as the result of a resignation, whichever occurs later (the “Resignation Date”).  Employee shall not make public any information relating to his resignation until the Resignation Date.  If Employee resigns from his employment, Employee shall be entitled to receive payment of that portion of Employee’s annual salary under Section 5(a) that Employee earned through and including the Resignation Date at the rate of annual salary in effect at that time, but shall be entitled to no other compensation under this Agreement.

c.

Termination Other Than For Cause.  If, prior to the expiration of the Full Employment Term, Company terminates Employee’s employment other than for cause, Employee shall be entitled to receive, in addition to amounts payable pursuant to Section 6(f), payment of that portion of Employee’s annual salary under Section 5(a) that Employee earned through and including the Termination Date at the rate of annual salary in effect at that time.

d.

Death.  If Employee dies prior to the expiration of the Full Employment Term, Employee’s estate or personal representative shall be entitled to receive, in addition to amounts payable pursuant to Section 6(f), payment of that portion of the annual salary, at the rate in effect at Employee’s death, that Employee earned through and including the date of Employee’s death.

e.

Disability.  Employee shall be deemed “Permanently Disabled” when he is deemed permanently disabled in accordance with the disability insurance policy of Company in effect at the time of the illness or injury causing the disability, or, in the event no disability policy is in effect, in accordance with the disability policy of Company last in effect.  If, prior to the expiration of the Full Employment Term, Employee becomes Permanently Disabled, the Company may terminate Employee’s employment with Company as a result of the Permanent Disability by providing written notice to Employee at least seventy-two (72) hours prior to the Termination Date.  If Employee resigns from Employment with Company as a result of a Permanent Disability or Company terminates Employee’s employment as a result of a Permanent Disability, Employee shall be entitled to receive, in addition to amounts payable pursuant to Section 6(f), that portion of the annual salary, at the rate in effect when he became Permanently Disabled, that he earned through and including his last day of employment with Company.

f.

Compensation Following Termination.  If employee’s termination of employment is pursuant to Section 6(c), 6(d), or 6(e), this Agreement, in addition to any other amounts due or benefits to be paid to Employee pursuant to this Agreement, Company shall pay to Employee, or to Employee’s estate or personal representative if Employee’s termination is pursuant to Section 6(d), an amount equal to the annual salary under Section 5(a) to which Employee would have been entitled had the Employee remained employed by Company for the Full Employment Term (the annual salary, divided by twelve, multiplied by the number of whole or fractional months remaining in the Full Employment Term after Employee’s last day  of employment with Company), to be paid in four equal quarterly installments on the first day of each consecutive subsequent calendar quarter, or the next business day if the first such day is a Saturday, Sunday or legal holiday, provided that if termination of employment occurs during the last year of the Full Employment Term, any unpaid amount owed to Employee shall be paid no later than the last day of the Full Employment Term.

7.

Noninterference with Third Party Rights.  Company is employing Employee with the understanding that during the Term of Employment:

a.

Employee is free to enter into employment with Company; and

b.

Only Company is entitled to benefit from Employee’s work.  Company has no interest in using any third party’s patents, copyrights, trade secrets, or trademarks in any unlawful manner.   Employee will not use for the benefit of, or divulge to Company, or its personnel, any proprietary information of a third party without the prior written permission of the third party.

8.

Non-disclosure of Confidential Information.  Due to the nature of Employee’s duties hereunder, he will have access to and will acquire or develop, Confidential Information.  Employee acknowledges that Confidential Information has been developed by its owner at great expense and effort, are being revealed in strict confidence solely for the purpose of allowing Employee to perform duties for Company, and that disclosure of Confidential Information, could cause substantial damage to Company and third parties.  Therefore, Employee agrees that:

a.

Employee shall use Confidential Information only in performing duties and services related to his employment at Company and will only discuss Confidential Information with other authorized employees of Company and only when necessary to the performance of his duties.

b.

During the term of this Agreement and afterward, Employee will hold all Confidential Information in strict confidence for the sole benefit of Company and will not induce or permit others to use or have access to any Confidential Information for any purpose whatsoever except as provided for in this Agreement.  Employee will not use, reveal, copy, disclose, discuss, transfer or remove any Confidential Information except as necessary to perform his duties hereunder.

c.

At no time will Employee use any Confidential Information for Employee’s own commercial and business purposes, including participation as an employee, partner, director, investor, officer, stockholder, member, or joint venture participant in any commercial or business enterprise, nor shall Employee take, use, copy, transfer, conceal or retain possession of property representing the Confidential Information for Employee’s own use or for the use of any other person.

9.

Assignment of Intellectual Property.  During the duration of this Agreement and for two years thereafter, Employee may, either alone or with others, during working hours or not, develop Intellectual Property, which may be protectable by patent, trademark or copyright law.  Employee agrees that as consideration for this Agreement, Company will solely own all Intellectual Property and all Intellectual Property will be considered “work made for hire.”  If by operation of law or otherwise, any Intellectual Property is not “work made for hire” or if ownership of all right, title, and interest in the Intellectual Property does not vest exclusively in Company, Employee hereby irrevocably assigns, to Company its successors and assigns, Employee’s entire right, title, and interest in and to all Intellectual Property including all patents, applications, trademarks, and copyrights.  Employee agrees that such assignment is supported by adequate consideration under this Agreement.

Employee agrees to disclose promptly and fully to the Company all Intellectual Property and to advise Company’s president or designated intellectual property manager of all Intellectual Property.  Employee shall also keep and maintain adequate and current written records of all such Intellectual Property describing its nature, use, and operation.  Records shall be in the form of notes, sketches and drawings or reports relating thereto, and will be the property of, and available to, the Company at all times.

Concepts, copyrights, and inventions which do not relate, directly or indirectly to Company’s business or which Employee developed independent of his association with Company or Company’s business and on his own without use of Company’s time, resources, equipment or Confidential Information are expressly excluded from “works made for hire.”  Any inventions owned by Employee prior to the Effective Date are enumerated in Appendix B hereto and are excluded from Employee's obligations under this Agreement.  If not listed, the Parties agree that it shall be conclusively presumed that any relevant Intellectual Property which may have been listed, whether completed or not, at the execution of this Agreement, were not listed because they are agreed to belong exclusively to Company.

Employee will promptly deliver all Intellectual Property to Company and at the request of the Company, will execute and deliver all proper assignments thereto.

10.

Protection and Maintenance.  At the request of the Company, Employee will at any time do all things reasonably required in order to protect and maintain Company’s rights in Intellectual Property including executing all proper papers for use in applying for, obtaining and maintaining United States and foreign patents and/or copyrights relating to Intellectual Property as the Company may desire, but at the sole expense of the Company or its affiliate.

11.

Non-Competition by Employee.  Employee acknowledges that (i) Company is engaged in the business of developing, selling, marketing, and implementing power generation and co-generation products and technology and is actively engaged in research and development of such products and technology (the “Business”); (ii) Business is conducted throughout the United States and the world; (iii) his work has given him, and work with Company will continue to give him, proprietary information and trade secrets of and Confidential Information concerning Company; and (iv) the agreements and covenants contained in Sections 11-12 are essential to protect the Business, Confidential Information, and other legitimate interests of Company.  Accordingly, Employee agrees that for the duration of Employee's employment with Company and a period of twelve (12) months thereafter, Employee shall not, directly or indirectly, individually or as an employee, officer, director, independent contractor, consultant, or agent, or as a venturer, partner, member, shareholder, or other beneficial holder of any interest in any sole proprietorship, joint venture, partnership, limited liability company, corporation, or other entity or business organization:  (i) engage in or be involved in any way in the industry which is in direct or indirect competition with the Business of the Company; (ii) solicit the business of or seek to enter into a business relationship with any customer or prospective customer of Company in areas of the Company's Business; (iii) interfere with the contractual relationship or prospective business relations between Company and any customer or prospective customer of Company; or (iv) hire or attempt to hire for any purpose whatsoever (whether as an employee, officer, director, partner, member, consultant, adviser, independent contractor, agent, or otherwise) any person who is an employee of Company without the prior written consent of Company.

12.

Company Right to Injunctive Relief.  In the event of the breach or threatened breach of Sections 8-11 of this Agreement by Employee, Company shall be entitled to all appropriate legal and equitable relief, including without limitation temporary restraining orders, preliminary and permanent injunctions, and monetary damages.  The parties agree that in the event of a breach of this Agreement, the total damages sustained by Company may be difficult or impossible to ascertain.  The parties hereby agree that no performance bond is necessary in obtaining the equitable relief provided for in this Section 12.

13.

Severability.  If any provision of this Agreement as applied to any party or to any circumstances is adjudged by a court to be unreasonable, invalid or unenforceable as written as to duration, geographic scope, nature or scope of activities affected, nature or scope of information covered, or in any other respect, the same will in no way affect any other provision hereof, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.  The parties agree that the court making a determination that any provision hereof is unreasonable, invalid or unenforceable as written will have the power to reduce or alter the duration, area, nature or scope of the subject provision, and in its reduced or altered form or version such provision will then be enforceable and will be enforced.

1.

Return of Property.  Upon termination of this Agreement, Employee shall deliver all Company’s property (including keys, documents, records, notes, electronic data, memoranda, models, and equipment) and Confidential Information, which is in Employee’s possession or under Employee’s control.

2.

Non-waiver.  The failure of either Party to enforce at any time any of the provisions of this Agreement, or to take action as a result of any breach of any provisions of this Agreement, shall in no way be considered to be a waiver of such provisions or in any way to affect the validity of this Agreement.

3.

Non-assignment.  This Agreement constitutes a personal contract and Employee shall not transfer or assign his rights or obligations hereunder; provided, however, Employee may assign his right to receive all or part of Employee’s compensation upon giving Company written notice of such assignment.  Payment in accordance with such assignment shall be deemed a fulfillment of Company’s obligations hereunder.

4.

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns and on Employee, his heirs, guardians and personal or legal representatives.

a.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, irrespective of where Employee’s duties are to be performed.  The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

1.

Entire Agreement.  This Agreement contains the entire agreement of the Parties and may be amended, extended, or rescinded only by a writing signed by the Parties.

2.

Company’s Additional Rights.  This Agreement will be supplemental to and not in derogation of any rights which Company may have concerning any matter covered in this Agreement, including but not limited to any information which may have been obtained by Employee during the course of his employment or any Intellectual Property which he has made or may make.

3.

Notices.  All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed to the parties at the addresses designated in the first paragraph of this Agreement.  Notices to Company shall be in care of its Chief Executive Officer.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates written below. The Employee acknowledges receipt of a completed copy of this Agreement.

CHAPEAU, INC d/b/a BLUEPOINT

RANSON ROSER

ENERGY, INC.

By

/s/ Guy A. Archbold

By

/s/ Ranson Roser

Title

CEO

Date

August 26, 2003

Date

August 26, 2003

9525 Windrose Lane  •  Granite Bay, CA  95746  •  P – 916.780.6764  •  F – 916.780.6633

APPENDIX A

SCOPE OF DUTIES

Employee will be responsible for acting as Chief Technology Officer, a member of the Company’s Executive Management Team, under the direction of Chief Executive Officer of Chapeau, Inc., d/b/a BluePoint Energy, Inc. or such other entity or person as the Chief Executive Officer may designate.

9525 Windrose Lane  •  Granite Bay, CA  95746  •  P – 916.780.6764  •  F – 916.780.6633

APPENDIX B

PREEXISTING INVENTIONS, COPYRIGHTS, CONCEPTS,

WORKS, ETC. WHICH BELONG TO EMPLOYEE

None.

9525 Windrose Lane  •  Granite Bay, CA  95746  •  P – 916.780.6764  •  F – 916.780.6633